Ex. 2

                     AMENDMENT NUMBER 1 TO RIGHTS AGREEMENT



         This Amendment hereby amends the Preferred Shares Rights Agreement dated as of December 8, 1998, between RONSON CORPORATION, a New Jersey corporation (the "Company") and Registrar and Transfer Company, with an address at 10 Commerce Drive, Cranford, New Jersey (the "Rights Agent").

                                   WITNESSETH

         WHEREAS, the Company has entered into a Preferred Shares Rights Agreement dated as of December 8, 1998 (the "Agreement") between the Company and Registrar and Transfer Company; and

         WHEREAS, the Board of Directors of the Company has determined to amend the Agreement in order to clarify the expansive ability of the Board of Directors of the Corporation to determine that an Acquiring Person, as such term is defined in the Agreement, has become such inadvertently;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. The definition of Acquiring Person set forth in Section 1(a) of the Agreement, is hereby amended in its entirety to read as follows:

                  "(a) "Acquiring Person" shall mean any Person other than Louis
         V. Aronson II and his heirs, executors, administrators and assignees, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 12% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 12% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 12% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 12% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and if such Person divested or divests as promptly as practicable sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), then such Persons shall not be deemed to be or to have become an "Acquiring Person," for any purposes of this Agreement; and
         (ii) if, as of the date hereof, any Person is the Beneficial Owner of 12% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common

         Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 12% or more of the Common Shares then outstanding."

         2. The form of Rights Certificate attached to the Agreement and all other related documents shall be modified, where appropriate, to make reference to this amendment.

         3. Except as so amended, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



REGISTRAR AND TRANSFER CO.                 RONSON CORPORATION
Rights Agent



 /s/William Tatler                         /s/Louis V. Aronson II
------------------------------             -------------------------------------
William Tatler                             Louis V. Aronson II
Vice President                             President and Chief Executive Officer